Exhibit 99.1

News from AEP

AEP Closes on Transmission Investment Strategic Partnership with KKR and PSP Investments

•KKR and PSP Investments have jointly acquired a 19.9% equity interest investment in AEP’s Ohio and Indiana Michigan transmission companies.
•The transaction proceeds will be used to support AEP’s five-year, $54 billion capital plan.

COLUMBUS, Ohio, June 5, 2025 - American Electric Power (Nasdaq: AEP), KKR and PSP Investments have completed the transaction announced in January 2025 for KKR and PSP Investments to jointly invest $2.82 billion for a 19.9% equity interest in AEP’s Ohio and Indiana Michigan transmission companies. The 19.9% minority equity interest represents approximately 5% of AEP’s total transmission rate base.
More than 20 gigawatts of new power demand is expected across AEP’s footprint by the end of the decade. In addition, AEP continues to see further interest from almost 600 new and existing customers representing nearly 180 gigawatts of energy demand looking to connect to AEP’s transmission system. This strategic partnership will enable further infrastructure development to support the growth opportunities in AEP’s Indiana, Michigan and Ohio service territories. AEP will continue to operate and maintain these transmission facilities.
“AEP built the nation’s largest transmission grid, and our position as an industry leader in the transmission space enabled us to attract world-class partners like KKR and PSP Investments that have a history of investing in and developing vital infrastructure projects,” said Bill Fehrman, AEP president and chief executive officer. “Our customers and communities will benefit from the initial investment, which supports the execution of our five-year, $54 billion capital plan, and this strategic partnership will facilitate ongoing investment in the critical infrastructure needed to support our customers and enhance reliability in Indiana, Michigan and Ohio.”
“We are honored that AEP has entrusted us to support their efforts to modernize their transmission systems in order to better meet increased customer demand and further enhance grid reliability,” said Kathleen Lawler, managing director, KKR. “We look forward to working closely alongside PSP Investments to bolster AEP’s commitment to providing communities with reliable, affordable power.”
“PSP Investments is pleased to strategically partner with AEP to support its ambitious growth plan that will reinforce its position as an industry leader in the transmission space,” said Michael Rosenfeld, managing director, Infrastructure Investments, PSP Investments. “We look forward to participating in the development of critical transmission infrastructure in some of AEP’s fastest-growing service territories and are excited to embark on this journey alongside KKR.”

About AEP
Our team at American Electric Power (Nasdaq: AEP) is committed to improving our customers' lives with reliable, affordable power. We are investing $54 billion from 2025 through 2029 to enhance service for customers and support the growing energy needs of our communities. Our nearly 16,000 employees operate and maintain the nation's largest electric transmission system with 40,000 line miles, along with more than 225,000 miles of distribution lines to deliver energy to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 29,000 megawatts of diverse generating capacity. We are focused on safety and operational excellence, creating value for our stakeholders and bringing opportunity to our service territory through economic development and community engagement. Our family of companies includes AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, which provides innovative competitive energy solutions nationwide. AEP is headquartered in Columbus, Ohio. For more information, visit aep.com.

About KKR
KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

About PSP Investments
The Public Sector Pension Investment Board (PSP Investments) is one of Canada's largest pension investors with $264.9 billion of net assets under management as of March 31, 2024. It manages a diversified global portfolio composed of investments in capital markets, private equity, real estate, infrastructure, natural resources, and credit investments. Established in 1999, PSP Investments manages and invests amounts transferred to it by the Government of Canada for the pension plans of the federal public service, the Canadian Forces, the Royal Canadian Mounted Police and the Reserve Force. Headquartered in Ottawa, PSP Investments has its principal business office in Montréal and offices in New York, London and Hong Kong. For more information, visit investpsp.com or follow us on LinkedIn.

AEP Contacts
Media Relations – Tammy Ridout, 614-716-2347, mediarelations@aep.com
Investor Relations – Darcy Reese, 614-716-2614

PSP Investments Contact
Charles Bonhomme, 438-465-1260, media@investpsp.ca

KKR Contact
Liidia Liuksila, 212-750-8300, media@kkr.com

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